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                                                                     EXHIBIT 5.1

                                [V+E LETTERHEAD]


(214) 220-7700 (214) 999-7700

                               September 8, 1997


Pioneer Natural Resources Company
1400 Williams Square West
5205 North O'Connor Boulevard
Irving, Texas  75039

Ladies and Gentlemen:

         We have acted as counsel for Pioneer Natural Resources Company, a Delaware corporation (the "COMPANY"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "ACT"), of 1,328,061 shares of common stock, par value $0.01 per share (the "SHARES"), of the Company pursuant to the Company's Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission (the "COMMISSION") on September 8, 1997. The Registration Statement is being filed with the Commission in connection with the assumption by the Company of certain options to purchase common stock of Parker & Parsley Petroleum Company, a Delaware corporation ("PARKER & PARSLEY"), granted under the Parker & Parsley Petroleum Company Long-Term Incentive Plan (the "PARKER & PARSLEY INCENTIVE PLAN").

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and Parker & Parsley, and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company, and (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company.

         We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents. In addition, we have assumed that, upon exercise of the stock options (the "OPTIONS") granted under the Parker & Parsley Incentive Plan and assumed by the Company pursuant to which shares of common stock, par value $.01 per share, of the Company will be issued (the "SHARES"), (i) the full consideration for each Share shall be paid to the Company and in no event will such consideration
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Pioneer Natural Resources Company
September 8, 1997
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be less than the par value for each Share, and (ii) certificates evidencing the
Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law (the "DGCL").

         Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued by the Company upon exercise of the Options, will be legally issued, fully paid and non-assessable.

         This opinion is limited in all respects to the DGCL and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ Vinson & Elkins L.L.P.